EXHIBIT 6

SECURITIES PURCHASE AND TENDER AGREEMENT

Securities Purchase and Tender Agreement (this “Agreement”), dated as of August 5, 2004, by and among Gulfside Supply, Inc., a Florida corporation (the “Parent”), Gulfco Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”), and TDA Industries, Inc., James E. Helzer, Steven R. Andrews, and their respective affiliates (collectively, the “Affiliate Group”), the names of each of which are set forth in Schedule I to this Agreement. The Affiliate Group are stockholders of Eagle Supply Group, Inc., a Delaware corporation (the “Company”), and are each referred to herein as a “Stockholder”, and collectively as the “Stockholders.”

RECITALS

WHEREAS, the Stockholders are, as of the date hereof, the record and beneficial owners (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) set forth opposite the names of such Stockholders on Schedule I hereto;

WHEREAS, the Parent, the Purchaser and the Company will enter into contemporaneously herewith an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to commence a tender offer for all of the issued and outstanding shares of the Common Stock (the “Offer”) and the merger of Purchaser with and into the Company with the Company continuing as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used in this Agreement which have not been otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement);

WHEREAS, as a condition to the willingness of a Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement; and

WHEREAS, pursuant to the terms of this Agreement the Stockholders have agreed, among other things, to tender all of the Common Stock held by them (other than shares subject to unexercised options and warrants to purchase Common Stock) into the Offer and to grant the Parent, under certain circumstances, their respective proxies to vote such shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and Purchaser, severally, as follows:

(a) The Stockholders are the record and beneficial owners of: (a) that number of shares of Common Stock set forth opposite their name on Schedule I hereto (such shares of Common Stock, together with any Common Stock acquired by the Stockholders after the date of this Agreement, whether upon the exercise of options or warrants to purchase Common Stock or otherwise, all as may be adjusted from time to time pursuant to Section 7 hereof (the “Shares”), and

(b) warrants (the “Warrants”) to purchase that number of shares of Common Stock set forth opposite their name on Schedule I hereto at exercise prices at or below the Offer Price. Schedule I lists separately for each Stockholder all of the Shares and Warrants beneficially owned by each such Stockholder.

(b) Each Stockholder who is a natural person has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. In the case of any Stockholder that is a corporation, limited partnership, limited liability company, or trust, such Stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and each such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Each Stockholder has the full voting power, power of disposition, and power to agree to all of the matters regarding such Stockholder set forth in this Agreement, in each case with respect to all Shares beneficially owned by such Stockholder and as identified in Schedule I hereof.

(c) This Agreement has been validly executed and delivered by each Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

(d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or his, her, or its assets or the Shares or the Warrants are bound. The consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder.

(e) The Shares owned by each Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such shares (collectively, “Liens”), except for any such Liens arising hereunder.

(f) Each Stockholder whose Shares or Warrants are subject to community property interests under the laws of any relevant jurisdiction has agreed to have executed and delivered to the Parent such consents, waivers, and approvals as are necessary for the execution of this Agreement and the consummation of the transactions contemplated hereby regarding such Stockholders.

(g) Each Stockholder understands and acknowledges that the Parent and the Purchaser are entering into the Merger Agreement in reliance upon each such Stockholder’s execution and delivery of this Agreement.

Section 2. Representations and Warranties of the Parent and the Purchaser. Each of the Parent and the Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a) Each of the Parent and the Purchaser is a corporation organized and validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, impair in any material respect the ability of each of the Parent and the Purchaser, as the case may be, to perform its obligations under this Agreement.

(b) Each of the Parent and the Purchaser has all the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action in respect thereof on the part of each of the Parent and the Purchaser, and by the Parent as the sole stockholder of the Purchaser, and no other corporate action is required on the part of the Parent or the Purchaser to authorize the execution and delivery by the Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming valid authorization, execution and delivery hereof by the Stockholders, is the valid and binding obligation of each of the Parent and the Purchaser enforceable against each of them in accordance with its terms, except to the extent that (i) such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

Section 3. Tender of the Common Shares; Exercise of Warrants.

(a) Each Stockholder hereby agrees that (i) he, she, or it shall validly tender his, her, or its Shares into the Offer as promptly as practicable, and in any event no later than the fifth Business Day, following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and (ii) he, she, or it shall not withdraw any Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares of the Common Stock validly tendered in the Offer. The Purchaser’s obligation to accept for payment and pay for the Common Stock tendered in the Offer pursuant to this Agreement is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

(b) Each Stockholder agrees that if such Stockholder holds Warrants and the exercise of such Warrants will cause the Minimum Condition to be satisfied, then such Stockholder shall, if requested by the Parent, immediately prior to the Closing of the Offer exercise any Warrants that are exercisable at the time of the request and whose exercise price is at or less than the Offer Price, and shall execute all appropriate documentation in connection with such exercise.

(c) Each Stockholder hereby agrees to permit the Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, a Proxy Statement, his, her, or its commitments, arrangements, and understandings under this Agreement.

Section 4. Transfer of the Shares.

(a) Prior to the termination of this Agreement, none of the Stockholders shall: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose or, or consent to any of the foregoing (“Transfer”), the record ownership or beneficial ownership (or both) of any of the Shares, the Warrants, or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) enter into any tender, voting, or other such agreement, or grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares or the Warrants; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder untrue or incorrect.

(b) Each Stockholder agrees to surrender to the Company, or to the transfer agent for the Company, certificates evidencing the Shares, and shall cause the Company or the transfer agent for the Company to place the applicable legend set forth below on any and all certificates evidencing the Shares:

THE SHARES OF COMMON STOCK OF EAGLE SUPPLY GROUP, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCKHOLDER AGREEMENT, DATED AS OF AUGUST     , 2004, BY AND AMONG GULFSIDE SUPPLY, INC, GULFCO ACQUISITION, INC. AND CERTAIN STOCKHOLDERS OF EAGLE SUPPLY GROUP, NC. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK OF EAGLE SUPPLY GROUP, INC. IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

Section 5. Voting Arrangements.

(a) Each Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (a “Company Stockholders’ Meeting”), however called, and at every adjournment or postponement thereof, he, she, or it shall (i) appear at the meeting or otherwise cause his, her or its Shares to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of his, her, or its Shares, or cause his, her, or its Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement (including any revised or amended Merger Agreement approved by the board of directors of the Company) and any action required in furtherance thereof, and (iii) vote, or execute consents in respect of his, her, or its Shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to an Acquisition Proposal or transaction or occurrence that if proposed and offered to the Company or its stockholders (or any of them) would constitute an Acquisition Proposal (other than as proposed by the Parent, the Purchaser, or any of their Subsidiaries or Affiliates) or (B) any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the Transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement, or to deprive Parent or Purchaser of any material portion of the benefits anticipated by Parent and Purchaser to be received from the consummation of the Merger or the Transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, or to change in any manner the voting rights of the Common Stock presented to the Stockholders of the Company (regardless of any recommendation of the board of directors of the Company) or in respect of which vote or consent of the Stockholder is requested or sought.

(b) As security for the Stockholders’ obligations under Section 5(a), each of the Stockholders hereby irrevocably constitutes and appoints Parent as his, her, or its attorney and proxy in accordance with the Delaware General Corporation Law (“DGCL”), with full power of substitution and resubstitution, to cause the Stockholder’s Shares to be counted as present at any Company Stockholders’ Meetings and to vote his, her or its Shares at any Company Stockholders’ Meeting, however called, and to execute consents in respect of his, her or its Shares as and to the extent provided in Section 5(a). THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted.

(c) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

(d) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 5 or in Section 8, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees to vote his or its Shares in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 218 of the DGCL.

(e) Each Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

Section 6. Certain Events. In the event of any change in the Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder (whether through the exercise of any options, warrants or other rights to purchase shares of Common Stock or otherwise): (a) the number of Shares owned by such Stockholder shall be adjusted appropriately, and (b) this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by each of the Stockholders.

Section 7. Further Assurances. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 5.

Section 8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the termination of the Merger Agreement in accordance with the terms thereof; provided, however, that Sections 9, 10, and 11(d) of this Agreement shall survive any termination of this Agreement.

Section 9. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 10. Public Announcements. Each of the Stockholders agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Parent and Purchaser, that such disclosure may be made without obtaining such prior consent (a) if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to the Nasdaq SmallCap Market and any other national securities exchange, trading market or inter-dealer quotation system on which the Shares trade and (ii) the party making such disclosure has first used its commercially reasonable efforts to consult with the other parties about the form and substance of such disclosure, or (b) by Parent and Purchaser in accordance with Section 6.5 of the Merger Agreement.

Section 11. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to any of the Stockholders, addressed to such Stockholder, care of Eagle Supply Group, Inc. at the following address:

Eagle Supply Group, Inc.

122 East 42nd Street, Suite 1618

New York, New York 10168

Telecopy Number: (212) 972-0326

Attention: Douglas P. Fields, Chief Executive Officer

with a copy to:

Carlton Fields, P.A.

Corporate Center Three at International Plaza

4221 W. Boy Scout Boulevard

Tampa, Florida 33607-5736

Telecopy Number: (813) 229-4133

Attention: Richard A. Denmon, Esq.

and

If to Parent or Purchaser, to:

Gulfside Supply, Inc.

501 N. Reo Street

Tampa, Florida 33609

Telephone Number: (813) 636-9808

Telecopy Number: (813) 207-0143

Attention: James R. Resch, President

with a copy to:

Fowler White Boggs Banker P.A.

501 E. Kennedy Boulevard

Suite 1700

Tampa, Florida 33602

Telecopy Number: (813) 228-9401

Attention: David C. Shobe, Esq.

(b) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

(c) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by a motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal or state court sitting in the State of Delaware.

(e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentences of this Section 11(e), this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(f) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(g) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

(h) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(i) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

(j) Survival. Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of a party contained in this Agreement shall remain in full force and effect notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under this Agreement.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

GULFSIDE SUPPLY, INC.
By: /s/ James S. Resch
James S. Resch
President and Chief Executive Officer
GULFCO ACQUISITION, INC.
By: /s/ James S. Resch
James S. Resch
President and Chief Executive Officer

Stockholders

TDA INDUSTRIES, INC.
By: /s/ Douglas P. Fields
Douglas P. Fields
Chief Executive Officer

/s/ James E. Helzer James E. Helzer

/s/ Steven R. Andrews Steven R. Andrews

Signature Page to Securities Purchase and Tender Agreement

Schedule I

STOCKHOLDER	COMMON STOCK	COMMON STOCK UNDERLYING WARRANTS
TDA Industries, Inc.	5,300,000	None
James E. Helzer	1,300,000	1,000,000
Steven R. Andrews	80,000	None